EXHIBIT  (21)

                     SUBSIDIARIES  OF  REGISTRANT

Registrant owns 100% of the outstanding stock of each of the following corporations:

  NAME                                            STATE  OF  INCORPORATION
  ------------------------------------            ------------------------

  Harleysville Insurance Company of Ohio          Ohio

  Harleysville-Atlantic Insurance
   Company                                        Georgia

  Harleysville Insurance Company
   of New Jersey                                  New  Jersey

  Harleysville Preferred Insurance Company        Pennsylvania

  Harleysville Lake States Insurance Company      Michigan

  Mid-America Insurance Company                   Pennsylvania

  Harleysville Insurance Company                  Minnesota

  Harleysville Insurance Company of New York      New  York

  Harleysville Worcester Insurance Company        Massachusetts


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